EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-3 (Nos. 333-183093, 333-161220, 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626, 333-113153 333-170760 and 333-179577) and Form S-8 (Nos. 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347), of our report dated September 26, 2013, on our audits of the consolidated financial statements as of June 30, 2013 and 2012 and for each of the years in the three year period ended June 30, 2013 which report is included in this Annual Report on Form 10-K to be filed on or about September 26, 2013.

We also consent to the reference to our firm in the Registration Statements on Form S-3 under the caption “Experts”.

/s/ EisnerAmper LLP

New York, New York

September 26, 2013